Exhibit 10.1

* THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED BY “[REDACTED]”.

MASTER CRUDE PURCHASE AGREEMENT

This Master Crude Purchase Agreement (this “Agreement”), dated this 30th day of December, 2009, is made and entered into by and among COUNTRYMARK COOPERATIVE, LLP, a Delaware limited liability partnership with its principal place of business located at 1200 Refinery Road, Mt. Vernon, Indiana 47620 (“Purchaser”), and PENNTEX RESOURCES ILLINOIS, INC, a Delaware corporation, PENNTEX RESOURCES, L.P., a Texas limited partnership, REX ENERGY IV, LLC, a Delaware limited liability company, and REX ENERGY I, LLC, a Delaware limited liability company, each with a principal place of business located at 476 Rolling Ridge Drive, Suite 300, State College, Pennsylvania 16801 (each a “Supplier,” and collectively the “Suppliers”). Purchaser and each Supplier are sometimes referred to hereinafter individually as a “Party” and collectively referred to as the “Parties.”

RECITALS:

WHEREAS, from time to time, each Supplier is willing sell to Purchaser certain of its crude oil production produced from wells located in the Illinois Basin on terms and conditions set forth herein; and

WHEREAS, from time to time, Purchaser is willing to purchase such supply of crude oil from each of the Suppliers on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Defined Terms. Unless otherwise provided to the contrary in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“AAA” has the meaning specified in Section 18(a).

“AAA Rules” has the meaning specified in Section 18(a).

“Agreement” has the meaning specified in the Preamble.

“Arbitrator” has the meaning specified in Section 18(b).

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Claiming Party” has the meaning specified in Section 13(a).

“Confirmation” has the meaning specified in Section 4.

“Confirmation Interval” means one (1) calendar year beginning on January 1 of the year and ending on December 31 of the same year; provided, however, that the first Confirmation Interval under this Agreement shall commence on the Effective Date and shall end on December 31, 2009.

“Crude” has the meaning specified in Section 4.

“Crude Price” means the price per barrel of Crude charged by Supplier to Purchaser pursuant to a Confirmation.

“Default Rate” means an annual rate of interest equal to the lesser of (i) eight percent (8%) per annum or (ii) the maximum rate permitted by law.

“Delivery Points” means the point or points at which physical control of the Crude transfers from a Supplier to Purchaser as more particularly described on the applicable Confirmation.

“Dispute” has the meaning specified in Section 18(a).

“Effective Date” has the meaning specified in Section 2.

“Force Majeure” means an event or circumstance that prevents a Party from performing its obligations under this Agreement, which event or circumstance (a) was not anticipated as of the Effective Date, (b) is not within the reasonable control of such Party, and (c) by the exercise of due diligence, such Party is unable to overcome or avoid or cause to be avoided, and shall include strikes, lockouts, labor disturbances, acts of the public enemy, wars, blockades, insurrections, riots, acts of God, epidemics, landslides, lightning, earthquakes, fires, violent storms, floods, washouts, environmental catastrophes, civil disturbances, explosions, breakdown of necessary equipment, acts or failures to act on the part of any Governmental Authority (including inability to obtain governmental permits), failure of utility services, sabotage, or any other similar causes.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Letter of Credit” shall have the meaning specified in Section 11(a).

“Non-Claiming Party or Parties” has the meaning specified in Section 13(a).

“Party” and “Parties” has the meaning specified in the Preamble.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Group” shall have the meaning specified in Section 12(b).

“Revenue Distribution Services” has the meaning specified in Section 8(c).

“SEC” shall have the meaning specified in Section 14.

“Supplier” and “Suppliers” have the meaning specified in the Preamble.

“Supplier Group” shall have the meaning specified in Section 12(a).

2.	Effectiveness. This Agreement shall be binding on the Parties and effective as of 12:01 a.m., Central time, on January 1, 2010 (the “Effective Date”).

3.	Term. The term of this Agreement shall commence on the Effective Date and shall terminate on January 1, 2011; provided that on January 1, 2011, and each anniversary of January 1 thereafter, the term shall be automatically extended for one (1) additional year from January 1 unless prior to October 1, 2010 (with respect to the extension on January 1, 2011), and each anniversary of October 1 thereafter (with respect to each subsequent annual extension), the Purchaser or any Supplier shall have given written notice to all Parties of its election not to extend the term of this Agreement for an additional year. In the event that at anytime of renewal less than all of the Suppliers elect to extend the term of this Agreement for an additional year, and provided that Purchaser elects to extend the term of the Agreement for such additional year, this Agreement shall continue in force and effect among the Purchaser and those Suppliers that elect to continue the term of this Agreement.

4.	Purpose. Suppliers shall each sell, supply and deliver to Purchaser, and Purchaser shall receive and purchase from each Supplier, crude oil of such grades and specifications as the Parties may agree upon from time to time (the “Crude”), on and subject to the terms and conditions of this Agreement. Each Supplier and Purchaser shall enter into such purchase and sale order confirmations to evidence such sales and purchases from time to time as the respective Supplier and Purchaser may agree upon (each a “Confirmation”). Until Purchaser and the respective Supplier execute and deliver to one another a Confirmation, neither Party shall be obligated to buy from or sell to the other any Crude, but such Confirmation shall evidence a binding agreement for the sale of the Crude further described therein on the terms set forth herein and therein.

5.	Contract Price. Purchaser shall pay each Supplier, for each barrel of Crude delivered for sale by such Supplier at the Delivery Points, an amount expressed in U.S. Dollars and determined from time to time by the Parties and set forth in the relevant Confirmation; provided, however, [REDACTED]*.

6.	Scheduling. On or before the date which is 120 days prior to the beginning of each calendar year, Purchaser shall provide written notice to each Supplier stating the quantity, specifications and Crude Price for Crude that Purchaser wishes to purchase from the Suppliers for the upcoming Confirmation Interval. If the Parties agree on the Crude Price, quantity, specifications, credit and other terms and conditions of sale for all or a portion of such Confirmation Interval’s requested shipments, the Parties shall set forth such agreement in a Confirmation.

7.	Receipt and Delivery; Title and Risk of Loss.

(a)	Delivery. Each Supplier shall deliver the Crude to Purchaser free and clear of any mortgages, pledges, liens, charges or other security interests or encumbrances. The Crude shall be deemed to have been delivered to Purchaser at the Delivery Points.

(b)	Transportation Costs. Purchaser shall arrange and pay for transportation of the Crude from the Delivery Points.

(c)	Transfer of Title; Risk of Loss.

(i)	As between the Parties, each Supplier shall be deemed to be in exclusive control and ownership of the Crude purchased and sold hereunder up to delivery thereof to Purchaser at the Delivery Points, and Purchaser shall be deemed to be in exclusive control and ownership of the Crude purchased and sold hereunder at and after the time the Crude is delivered at the Delivery Points. Title to and risk of loss related to the Crude purchased and sold hereunder shall transfer from each Supplier to Purchaser upon delivery thereof by each Supplier at the Delivery Points.

(ii)	Prior to delivery of the Crude at the Delivery Points, Purchaser shall have no rights to or interest therein nor any liability or risk therefrom.

(d)	Taxes. Each Supplier shall be responsible for all sales, use, excise, ad valorem, and any other taxes, imposed or levied by any Governmental Authority applicable to the Crude sold and delivered hereunder up to the sale and delivery thereof to Purchaser at the Delivery Points. Purchaser shall be responsible for all sales, use, excise, ad valorem and any other taxes imposed or levied by any Governmental Authority applicable to the Crude after the sale and delivery hereunder to Purchaser at the Delivery Points. Each Party shall be responsible for taxes assessed on its income or operations. Purchaser, on the one hand, and each Supplier, on the other hand, shall indemnify, defend and hold harmless the other Party from and against any and all liability for taxes imposed or levied by any Governmental Authority with respect to the Crude sold, delivered and received hereunder that are the responsibility of such Party pursuant to this section. Purchaser agrees to accept full and exclusive liability for the payment of any and all premiums, contributions, and taxes for Workers’ Compensation Insurance, Unemployment Insurance, and for old age pensions, annuities and retirement benefits, now or hereafter imposed by or pursuant to federal and state laws, which are measured by the wages, salaries or other remuneration paid to persons employed by Purchaser in connection with any activities conducted by Purchaser pursuant to this Agreement and Purchaser further agrees to indemnify and hold each Supplier and all other indemnitees harmless against any liability for taxes, contributions, or other such payments which may be assessed against the Supplier. Suppliers each agree to accept full and exclusive liability for the payment of any and all premiums, contributions and taxes for Workers’ Compensation Insurance, Unemployment Insurance, and for old age pensions, annuities and retirement benefits, now or hereafter imposed by or pursuant to federal and state laws, which are measured by the wages, salaries or other remuneration paid to persons employed by the respective Supplier in connection with any activities conducted by such Supplier pursuant to this Agreement and the Suppliers each further agree to indemnify and hold each Purchaser and all other indemnitees harmless against any liability for taxes, contributions, or other such payments which may be assessed against Purchaser.

8.	Access to Delivery Points; Compliance with Law; Safety; Revenue Distributions.

(a)	Access. Subject to the provisions of Section 8(b) below, Purchaser, or Purchaser’s employees, agents, contractors or representatives shall be entitled, at such reasonable times as are mutually agreeable to the Parties, to access and conduct operations on each Supplier’s property as necessary to take delivery of the Crude at the Delivery Points.

(b)	Compliance with Law and Safety. Purchaser agrees to, and agrees to causes its employees, agents, contractors or representatives to, perform and conduct any and all of its activities pursuant to this Agreement with due diligence and care, and in a good and workmanlike manner, in accordance with all applicable law. In addition, at all times during which Purchaser, or Purchaser’s employees, agents, contractors or representatives have accessed or are conducting operations on any Supplier’s property pursuant to Section 8(a) above, Purchaser covenants and agrees to strictly comply, and to cause its employees, agents, contractors, subcontractors or representatives to strictly comply, in all respects with the Suppliers’ “Crude Oil Purchasing & Hauling Safety Requirements” and the “Crude Oil Truck Loading Procedures” set forth on Schedule 8(b) attached hereto. Purchaser agrees to obtain all permits and licenses required for the Purchaser’s performance of its obligations under this Agreement and to pay all taxes, licenses, and fees levied or assessed on Purchaser in connection with or incident to the performance of this Agreement by any governmental agency.

(c)	Royalties and the Distribution of Revenues. During the term of this Agreement, Purchaser agrees to continue to manage the ownership information and distribution of revenues and royalty payments relating to all working interest, royalty and other owners of the oil and gas leases and units for which it is purchasing Crude pursuant to this Agreement in the same manner in which it is currently providing such services to the Suppliers (the “Revenue Distribution Services”). Purchaser shall have the right to cease providing the Revenue Distribution Services to Suppliers upon ninety (90) days advance written notice to the Supplier. The Suppliers may elect to terminate the Revenue Distribution Services at anytime upon ninety (90) days advance written notice to Purchaser.

9.	Payment Terms.

(a)	Payment. Payments by Purchaser to a Supplier for Crude purchased hereunder shall be made by wire transfer of immediately available funds to the account set forth on the applicable Confirmation by the 20th day of the calendar month following each calendar month during which Purchaser purchased Crude from a Supplier pursuant to the terms of this Agreement.

(b)	Interest on Late Payments. In the event Purchaser fails to make a payment when due under the provisions of this Agreement, Purchaser shall pay interest to each applicable Supplier on all such late amounts from the date originally due until paid at the Default Rate.

10.	Termination. Upon termination of this Agreement, neither Purchaser, on the one hand, or any Supplier, on the other hand, shall have any further obligations hereunder except for any obligations to pay sums owed to the other Party in accordance herewith and provided that Section 11(a), 12 and Sections 14 through 28 shall survive any termination hereof.

11.	Financial Responsibility; Event of Default.

(a)

Financial Responsibility. Concurrently with the execution and delivery of this Agreement, Purchaser agrees to the provide the Suppliers, at Supplier’s cost and expense (subject to the limitation set forth in this Section 11(a)), with an irrevocable letter of credit (the “Letter of Credit”) from a financial institution acceptable to the Suppliers, in their sole discretion, in the amount of Four Million Dollars ($4 million) to secure the prompt payment and performance of all obligations of Purchaser arising under or relating to this Agreement, including, without limitation, the prompt payment when due of all payments for Crude purchased by Purchaser from Suppliers pursuant to this Agreement. The Letter of Credit shall state that the conditions for drawing upon such Letter of Credit by any Supplier shall be the presentation by a Supplier to the financial institution that has issued the Letter of Credit of the following: (i) a written statement, signed by an authorized officer of the Supplier, certifying the amount owing by Purchaser to the Supplier under the terms of this Agreement, including any Confirmation, further stating that such amount is now past due and all applicable grace periods for its payment have now expired, and demanding payment of the same pursuant to the Letter of Credit or (ii) a written statement, signed by an authorized officer of Supplier, certifying that the expiration date of the Letter of Credit is twenty (20) days or less from the date of such written statement and the Purchaser is required, but has failed, to provide a replacement Letter of Credit or other collateral for periods beyond such expiration date in violation of this Agreement, and further stating the amount of the payment demanded pursuant to the Letter of Credit. Purchaser agrees that the Letter of Credit shall be maintained by Purchaser, at Supplier’s cost and expense, in full force and effect, or replaced, renewed, or extended, as the case may be, until such time as this Agreement and all Confirmations shall terminate and for such time thereafter as all agreements, covenants, obligations and liabilities of the Purchaser arising under this Agreement or any Confirmation have been fully performed or satisfied in full. The Letter of Credit shall be for a term of one year from the Effective Date. Each year during the term of this Agreement, at least ninety (90) days prior to expiration of the then current Letter of Credit, Purchaser will give Suppliers written confirmation that Purchaser has applied for a new Letter of Credit, on the same terms, from the financial institution, and Purchaser will provide Suppliers with a new Letter of Credit prior to expiration of the then current Letter of Credit. In the event that the financial institution issuing the Letter of Credit notifies the Suppliers or Purchaser that the financial institution elects not to extend the Letter of Credit for such additional period of time, Purchaser shall, within thirty (30) days of such notification of non-renewal, provide the Suppliers, at Supplier’s cost and expense (subject to the limitation set forth in this Section 11(a)), with a replacement Letter of Credit, on the same terms, from a financial institution acceptable to the Suppliers, in their sole discretion. The Letter of Credit shall permit multiple or partial drawings by any one or more Supplier until such time as the Four Million Dollar ($4 million) amount has been exhausted. Such draws may be in any increments and shall require no minimum draw amount. The Letter of Credit shall be in such other form and substance as Suppliers shall reasonably approve. Suppliers agree to pay all fees and expenses for the issuance or any renewal of the Letter of Credit up to an amount not to exceed 1.25% of the face amount of the Letter of Credit at the time of such issuance or renewal. The Suppliers, on the one hand, and the Purchaser, on the other hand, agree to each pay one-half of any fees or expenses for the Letter of Credit which are in excess of 1.25% of the face amount of the Letter of Credit.

(b)	Event of Default.

(i)	In the event a Supplier shall: (i) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (ii) otherwise become bankrupt or insolvent (however evidenced); (iii) be unable to pay its debts as they fall due; (iv) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (v) not have paid any amount due to Purchaser hereunder on or before the second Business Day following written notice that such payment is due or (vi) breached a material obligation or agreement of Supplier arising under this Agreement; then Purchaser shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments to such Supplier upon written notice to such Supplier and/or to terminate and liquidate the transactions contemplated under this Agreement relating to such Supplier and any applicable Confirmations with such Supplier. If a Supplier defaults on any material obligation of Supplier under this Agreement (i) such Supplier hereby agrees to indemnify and hold Purchaser harmless from any losses, costs, claims, expenses or damages suffered by Purchaser as a result of such default, and (ii) Purchaser shall have the right, upon seven (7) days advance written notice and following any cure period provided for in this Agreement, or if no cure period is provided, a reasonable opportunity to cure, without further liability hereunder, to terminate this Agreement with respect to such Supplier and any amounts due to Purchaser from such Supplier under the terms of this Agreement shall become immediately due and payable.

(ii)

In the event Purchaser shall: (i) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (ii) otherwise become bankrupt or insolvent (however evidenced); (iii) be unable to pay its debts as they fall due; (iv) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (v) not have paid any amount due to any Supplier hereunder on or before the second Business Day following written notice that such payment is due or (vi) breached a material obligation or agreement of Purchaser arising under this Agreement; then each Supplier shall have the right, at their sole election, to immediately withhold and/or suspend deliveries or payments upon written notice and/or to terminate and liquidate the transactions under this Agreement and any applicable Confirmations. If Purchaser defaults on any material obligation of Purchaser under this Agreement (i) Purchaser hereby agrees to indemnify and hold each Supplier harmless from any losses, costs, claims, expenses or damages suffered by such Supplier as a result of such default, and (ii) Each Supplier shall have the right, upon seven (7) days advance written notice and following any cure period provided for in this Agreement, or if no cure period is provided, a reasonable opportunity to cure, without further liability hereunder, to terminate this Agreement and any amounts due to such Supplier from Purchaser under the terms of this Agreement shall become immediately due and payable.

12.	Indemnification; Express Negligence; Limitation of Liability.

(a)	Indemnification of Suppliers. Purchaser agrees to protect, defend, indemnify and hold harmless each Supplier and its respective affiliates, parents, subsidiaries and related entities, and each of their respective directors, officers, employees, contractors, agents, stockholders, members, partners and all representatives (“Supplier Group”), from and against all liabilities, losses, expenses, claims, demands, and causes of action of every kind and character, whether for death or personal injury to persons (including any claims of agents, representatives or employees of Purchaser and Purchaser’s contractors and subcontractors) for loss or damage to property, and environmental damage in any way and at any time arising out of, incident to, or in connection with Purchaser’s conduct under this Agreement, Purchaser’s operations conducted on each Supplier’s property pursuant to this Agreement, or breach of the terms of this Agreement (including any exhibits or schedules thereto), except that Purchaser’s obligation to indemnify the Supplier Group shall not apply to any liabilities to the extent caused by any Supplier Group party’s negligence.

(b)	Indemnification of Purchaser. The Suppliers each agree to protect, defend, indemnify and hold harmless the Purchaser and its affiliates, parent, subsidiaries and related entities, and each of their respective directors, officers, employees, contractors, agents, stockholders, members, partners and all representatives (“Purchaser Group”), from and against all liabilities, losses, expenses, claims, demands, and causes of action of every kind and character, whether for death or personal injury to persons (including any claims of agents, representatives or employees of any Supplier or any Supplier’s contractors and subcontractors) for loss or damage to property, and environmental damage in any way and at any time arising out of, incident to, or in connection with each respective Supplier’s conduct under this Agreement, each respective Supplier’s operations conducted on each Supplier’s property pursuant to this Agreement, or breach of the terms of this Agreement (including any exhibits or schedules thereto), except that each Supplier’s obligation to indemnify the Purchaser Group shall not apply to any liabilities to the extent caused by any Purchaser Group party’s negligence.

(c)

Limitation of Damages. NO PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY TREBLE OR INDIRECT DAMAGES, LOST REVENUES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION, AT LAW OR IN EQUITY OR OTHERWISE, EXCEPT PURSUANT TO INDEMNITIES IN THIS AGREEMENT FOR THIRD PARTY CLAIMS (TO THE EXTENT THAT A THIRD PARTY HAS RECOVERED SUCH DAMAGES FROM THE PARTY

INDEMNIFIED HEREUNDER). IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE JOINT, SOLE, CONCURRENT, COMPARATIVE OR CONTRIBUTORY FAULT OR NEGLIGENCE, FAULT IMPOSED BY LAW, STRICT LIABILITY, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PARTY, OR ANY OF ITS REPRESENTATIVES, OFFICERS, AGENTS AND/OR EMPLOYEES. THE LIMITATIONS AND EXCLUSIONS IN THIS PROVISION SHALL APPLY REGARDLESS OF WHETHER A CLAIM IS BASED ON STATUTE, COMMON LAW, CONTRACT, WARRANTY, INDEMNITY, TORT/EXTRA CONTRACTUAL LIABILITY (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

13.	Force Majeure.

(a)	Declaration of Force Majeure. A Party claiming Force Majeure (the “Claiming Party”) shall give written notice and details of the full particulars of the Force Majeure event in writing to the other Parties (the “Non-Claiming Party or Parties”) as soon as practicable after the onset of the event or occurrence constituting Force Majeure, and upon giving such notice the Claiming Party shall be excused from performance of its obligations under this Agreement insofar as they are affected by such Force Majeure event (other than the obligation to make payments then due or becoming due with respect to performance under this Agreement prior to the suspension of such Party’s obligations as a result of the Force Majeure event). The Claiming Party shall remedy the cause of the Force Majeure event with all reasonable dispatch.

(b)	Effect on Non-Claiming Party. The Non-Claiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party(ies) corresponding to, and to the extent subject to the performance of, the obligations of the Claiming Party that have been excused by reason of the Force Majeure event.

(c)	Mitigation. The Parties shall use commercially reasonable efforts to mitigate any adverse effects of a Force Majeure event; provided, however, that the foregoing shall not require the settlement of labor disputes against the reasonable judgment of the Party having the dispute.

(d)	No Change in Obligations. In no event shall this Section 13 be construed to relieve any Party of any obligation hereunder solely because of increased costs or other adverse economic consequences that may be incurred through the performance of such obligation of such Party.

14.

Confidentiality. The Parties agree that terms and conditions relating to the Crude Prices to be paid for Crude purchased pursuant to this Agreement are strictly confidential. Accordingly, no Party shall make or issue any public statement, announcement or disclosure with respect to the Crude Prices to be paid for Crude purchased pursuant to this Agreement without the prior written approval of all Parties, except to the extent that disclosure is otherwise required by law (including applicable federal and state securities laws, the rules of any applicable stock exchange and judicial process). The Purchaser acknowledges that it has been informed by the Suppliers that Rex Energy Corporation will file a copy of this Agreement as an exhibit to its reports and other filings made with the Securities and Exchange Commission (the “SEC”) and that it intends to seek confidential treatment from the SEC of any terms and conditions contained in this Agreement relating to Crude Prices to be paid for Crude purchased pursuant to this Agreement.

15.	Assignment. The rights under this Agreement shall not be assignable or transferable, nor shall the obligations and liabilities be delegable by any Party, without the prior written consent of, in the case of a proposed assignment or delegation by Purchaser, each of the Suppliers, and in the case of a proposed assignment or delegation by a Supplier, by the Purchaser, which consent shall not be unreasonably withheld.

16.	Fees and Expenses. Each Party shall be responsible for its own costs and expenses (including attorneys’ and consultant fees, costs and expenses) incurred in connection with the preparation and negotiation of this Agreement.

17.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without regard to principles of conflicts of law.

18.	Arbitration.

(a)	Any action, dispute, claim or controversy (a “Dispute”) between Purchaser and any Supplier arising out of or relating to this Agreement which is not resolved by the Parties shall be finally resolved by arbitration pursuant to the procedures of the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) and in accordance with this section and judgment on the award may be entered in any court having jurisdiction thereof. The seat of the arbitration shall be Bridgeport, Illinois or such other place as the relevant Parties may agree.

(b)	The Dispute shall be heard and determined by one arbitrator (the “Arbitrator”), which Arbitrator shall be independent and impartial. If the parties are unable or fail to agree upon an Arbitrator with reasonable time, then any party may request the American Arbitration Association to appoint such Arbitrator in accordance with the AAA Rules. The Arbitrator selected shall be an attorney licensed in the State of Illinois and qualified by education, training, and experience to hear and determine matters in the nature of the Dispute. Should the Arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy. The vacancy will be filled by the method by which the Arbitrator was originally appointed. The Arbitrator shall be bound by and shall follow the then current ABA/AAA Rules of Ethics for Arbitrators.

(c)	The Arbitrator shall determine the matters at issue in the Dispute in accordance with the substantive laws of the State of Illinois. In the event that there shall be more than one Dispute to be arbitrated, the Parties agree that all known pending Disputes and the parties to such Disputes shall be joined and consolidated in the same hearing.

(d)	The Arbitrator shall have the authority to allow each party to the arbitration reasonable discovery so that the party may prepare for the arbitration hearing. Upon motion of any Party, the Arbitrator shall dismiss any claim that would be subject to dismissal under the federal summary judgment standard for that claim. The Arbitrator will be authorized to make awards, including any remedy or relief provided by statute or other theory of action under which the claim or dispute arises, but shall have no authority to make awards beyond said remedy or relief and shall consider no claim that is barred by any applicable statute of limitations or otherwise raised in an untimely fashion as provided by applicable law. In reaching a decision, the Arbitrator shall be bound by applicable law and legal precedent, and shall have no power to vary from the law or legal precedent.

(e)	Any party to the arbitration may be represented by counsel of their own choosing. In the event of any arbitration between the parties hereto involving this Agreement, or the respective rights of the parties hereunder, the party who does not prevail in such arbitration shall pay to the prevailing party reasonable attorneys’ fees, expert and witness fees, and costs and expenses in such arbitration incurred by the prevailing party. Any party may apply to any court of competent jurisdiction for injunction relief or other interim measures in aid of the arbitration proceedings or to enforce the arbitration award, but not otherwise, and the non-prevailing party shall be responsible for all costs thereof, including but not limited to attorneys’ fees, expert and witness fees. Any such application to a court shall not be deemed incompatible or a waiver of this Section.

(f)	Any award issued by the Arbitrator in accordance with this section must be in writing and issued within 30 days of the completion of the hearing and shall be final and conclusively binding upon the Parties, provided, however, that the Arbitrator may correct said award and the Arbitrator shall not be authorized or empowered to award punitive damages or other damages otherwise limited or prohibited pursuant to this Agreement, and the Parties expressly waive any claims to such damages. The Arbitrator shall be required to state in a written opinion accompanying the award all facts and conclusions of law relied upon to support any decision rendered. The Parties agree that the Arbitrator’s final award, including any award of costs or expenses, may be entered as a judgment by any court of competent jurisdiction in accordance with the statutes and rules governing confirmation of arbitration awards.

19.	No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns.

20.	No Relationship. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or any other entity or similar legal relationship among the Purchaser, on the one hand, and the Suppliers, on the other hand, or impose a trust, partnership or fiduciary duty, or similar obligation or liability between the Parties. No Party is or shall act as or be the agent or representative of any other Party.

21.	Construction of Agreement.

(a)	No Presumption Against Drafter. This Agreement shall be construed without regard to the identity of the Party who drafted the various provisions of the same. Each and every provision of this Agreement shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

(b)	Rules of Construction. For purposes of this Agreement and unless the context requires otherwise: (a) the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders; (b) “shall” and “will” have equal force and effect; (c) the words “include,” “including,” or “includes” shall be read to be followed by the words “without limitation” or words having similar import; (d) the word “or” will have the inclusive meaning represented by the phrase “and/or”; and (e) unless otherwise specified, time periods within or following which any payment is to be made or action is to be taken or done shall be calculated by excluding the day on which the time period commences but including the day on which the time period ends and by extending the time period to the next Business Day following if the last day of the time period is not a Business Day.

22.	Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any Party to any other Party shall be in writing and (i) delivered personally (such delivered notice to be effective on the date it is delivered), (ii) mailed by certified mail, postage prepaid (such mailed notice to be effective four (4) days after the date it is mailed), (iii) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) day after the date it is mailed), or (iv) sent by facsimile transmission, as follows:

If to Purchaser:	CountryMark Cooperative, LLP
1200 Refinery Road
Mt. Vernon, Indiana 47620
Attn: J.A. Sudholt, Vice President
Tel: (812) 838-8191
Fax: (812) 838-9196
If to a Supplier, addressed to the Supplier at the following address:
476 Rolling Ridge Drive, Suite 300
State College, Pennsylvania 16801
Attn: Chief Financial Officer
Fax: (814) 278-7286

Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. Notices which are addressed as provided in this section given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly by the sender after transmission in writing by certified mail, return receipt requested, or by overnight delivery.

23.	Waiver. Failure of any Party to exercise any right given hereunder or to insist upon strict compliance with any term, condition or covenant specified herein, shall not constitute a waiver of either Party’s right to exercise such right or to demand strict compliance with any such term, condition or covenant under this Agreement.

24.	Entire Document; Modification or Amendment. This Agreement and any applicable Confirmation contains the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, agreements and writings, whether written or oral, prior to the date hereof and relating to the subject matter hereof. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.

25.	Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

26.	Captions. The headings, subheadings and captions used herein are for the convenience of the Parties only and shall not be used to construe the meaning or intent of any provision hereof.

27.	Liabilities of the Suppliers. The Parties acknowledge and agree that for every purpose of this Agreement any liabilities or obligations of the Suppliers arising from or relating to this Agreement shall be several and not joint or collective and that each Supplier shall be responsible solely for its own obligations or liabilities arising from or relating to this Agreement.

28.	Severability. If any term or other provision of this Agreement shall be held invalid, illegal or incapable of being enforced under applicable law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Master Crude Purchase Agreement as of the date first above written.

SUPPLIERS:		PURCHASER:

PENNTEX RESOURCES ILLINOIS, INC.		COUNTRYMARK COOPERATIVE, LLP

By:	/s/ Benjamin W. Hulburt	By:	/s/ J.A. Sudholt
Name:	Benjamin W. Hulburt	Name:	J.A. Sudholt
Title:	President and Chief Executive Officer	Title:	Vice President

PENNTEX RESOURCES, LP

By: Penn Tex Energy, Inc., its general partner

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

REX ENERGY IV, LLC

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

REX ENERGY I, LLC

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	President and Chief Executive Officer

FORM OF CONFIRMATION

CONFIRMATION NO.

This Confirmation is attached and made part of that certain Master Crude Purchase Agreement (the “Agreement”) by and among CountryMark Cooperative, LLP, as purchaser (the “Purchaser”), and PennTex Resources Illinois, Inc, PennTex Resources, LP, Rex Energy IV, LLC and Rex Energy I, LLC, as suppliers, dated                     , 2009. This Confirmation relates to the Crude to be sold to Purchaser pursuant to the Agreement by                      (the “Supplier”). This Confirmation replaces all prior Confirmations between Purchaser and such Supplier pursuant to the Agreement. Any capitalized terms not defined herein shall have the meaning given them in the Agreement.

1.	Term: This Confirmation shall be for a period of months beginning on , 20 and ending on , 20 .

2.	Quantity: An amount equal to actual lease receipts from trucked leases(s) indicated on Exhibit “A” attached hereto and made a part hereof and/or additional leases as designated by Supplier. Leases can be added or deleted from Exhibit “A” during the term of this Confirmation as agreed by Purchaser and Supplier.

3.	Delivery Points(s): Delivery shall take place and title shall pass from Supplier to Purchaser when the Crude comes under the physical control of Purchaser by passing from the well tankage located on the leases to Purchaser’s designated transportation vehicles.

4.	Crude Price: For the Crude sold and delivered hereunder, Purchaser agrees to pay a price per barrel, which shall be calculated as follows:

[REDACTED]*

5.	Payment Account: Purchaser shall make all payments pursuant to this Confirmation to Supplier by wire transfer to the following account:

BANK:
ABA:
ACCT:
Other Details:

SUPPLIER: [ ]	PURCHASER:
COUNTRYMARK COOPERATIVE, LLP

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 8(B)

CRUDE OIL PURCHASING & HAULING SAFETY REQUIREMENTS

NOTE:	The following information is intended to set forth the minimum safety requirements expected by Rex Energy Operating Corp., PennTex Resources Illinois, Inc., PennTex Resources, L.P., Rex Energy IV, LLC and Rex Energy I, LLC (collectively, the “Company”) from its Crude Oil Purchasers (including their subcontractors) in the performance of their operations. Each Purchaser shall be responsible for ensuring that its employees, agents, representatives, contractors and subcontractors comply with all of the following requirements while performing any services for the Company or while located on the Company’s properties. It is at all times the responsibility of each Purchaser to implement and enforce any additional safety practices that may be necessary for the safe performance of operations by Purchaser personnel and its subcontractors. Amendments or modifications to these safety requirements, or additional job or site-specific requirements may be specified by the Company from time to time as necessary to assure the safety of all persons involved with such operations.

A. PRE-JOB MEETING:

An initial Pre-Job meeting will be held with Purchaser’s transportation personnel to ensure personnel have a complete understanding of the Company’s Truck Loading Procedures and general safety and environmental requirements.

B. ACCIDENT, INJURY, AND ILLNESS REPORTING PROCEDURES:

All work-related accidents, injuries and illnesses occurring on Company property shall be reported immediately or as soon as is safely possible to the appropriate Company representative. It is the responsibility of the Purchaser to designate a person-in-charge to ensure that all accidents on the property or leases of Company involving personnel injury or illness, fire and/or explosions, property damage, hazardous material spills and vehicles are reported both to Company and to all applicable federal, state and local governmental bodies and agencies having jurisdiction thereof. Purchaser shall provide to the Company, upon request, a copy of their OSHA 300 Log reflecting any OSHA reportable incidents that occurred on Company property.

C. PURCHASER RESPONSIBILITIES:

1.	Purchaser shall designate a person-in-charge for administration of these safety and environmental requirements.

1.	Purchaser is to assure that all Purchaser’s personnel are qualified and trained to perform services for the Company.

2.	Purchaser is to provide its personnel with proper and well-maintained equipment, tools and personal protective equipment necessary for the particular job being performed.

3.	Purchaser is to adhere to all applicable federal, state and local regulations pertaining to the particular operation for which its services are contracted.

4.	Purchaser is responsible for ensuring that all operations are conducted in a safe manner, and for reporting to the Company and to Company’s employees all known or suspected hazards or unsafe conditions.

5.	Purchaser is to instruct its personnel to report any known or suspected hazards or unsafe conditions to his/her immediate supervisor.

6.	Purchaser shall immediately notify the appropriate Company representative if known or suspected hazards or unsafe conditions involve Company equipment/personnel.

7.	Purchaser shall provide to the Company, upon request, a copy of the Purchaser’s written Injury and

Illness Prevention Plan (IIPP) or other written safety program and policy.

D. PERSONAL PROTECTIVE EQUIPMENT:

This section lists general personal protective equipment requirements for all Crude Oil Purchasers and Haulers working at Company production facilities. Additional job-specific or site-specific personal protective equipment may be required by Company Operations Management as necessary to assure the safety of all persons involved with such operations. Always refer to the Company’s Personal Protective Equipment Plan for additional requirements.

1.	PERSONAL H2S MONITOR

Personal H2S Monitors shall be worn on by all crude oil purchasers and haulers, while conducting gauging or hauling operations at Company production facilities. The monitor shall be worn on the outer most layer of clothing. In the event the personal H2S monitor alarm sounds, the gauger or driver should immediately evacuate the area and notify their dispatcher and the appropriate Company personnel.

2.	HEAD PROTECTION

Hard Hats shall be worn by all crude oil purchasers and haulers, while on Company property except when in vehicles, in office buildings, or the parking lots.

All hard hats must meet ANSI Z89.1-1986 Class B requirements for Personal Protection—Protective Headwear for Industrial Workers. Metal hard hats are prohibited.

3.	FOOT PROTECTION

Appropriate Safety Toe Foot wear shall be worn by all crude oil purchasers and haulers, while on Company property. Since leather boots and shoes can absorb chemicals, crude oil and other irritant substances, rubber boots should be worn when working in materials which require protection from absorption.

4.	PROTECTIVE CLOTHING

Crude oil purchasers and haulers are required to wear clothing suited to the work, weather, and environment in which they are working.

Full length pants and shirts shall be worn at all times while performing services for the Company. Tank tops, short tops and sleeveless shirts without hems are not permitted. Shirt tails shall be tucked into the trousers. Loose, ragged, or defective clothing or shoes shall not be worn.

Note: When handling crude oils or chemicals, follow the protective equipment requirements specified in the MSDS.

5.	HAND PROTECTION

Appropriate Hand Protection shall be worn by all crude oil purchasers and haulers to help prevent hand injuries, including cuts, burns, and chemical exposure. Oil & Chemical resistant gloves should be worn when there is a potential for personnel to come in contact with crude oil and other chemicals.

E. SAFE WORK PRACTICES for Countrymark Gaugers and Crude Oil Haulers

This section lists basic safe work practice requirements for Countrymark Gaugers and Crude Oil Haulers working at Company production facility locations. Additional job-specific or site-specific safe work practices may be required by Company Operations Management as necessary to assure the safety of all persons involved with such operations.

1.	H2S Monitors

Personal H2S monitors must be worn by all Countrymark Gaugers and Crude Oil Haulers while conducting gauging and / or loading operations at any Company production facility.

2.	SMOKING

Smoking is absolutely prohibited at all production facilities.

3.	WIND SOCKS

Observe wind direction prior to ascending the stairs on any Company production facility.

4.	SIGNS

Observe the warning signs posted at Company production facilities prior to ascending the stairs on any production facility.

5.	TANK GROUNDING

Connect truck ground cable to Company provided ground rod.

6.	VAPOR COLLECTION SYSTEM

Connect truck vent line to facility vapor collection system, where applicable, and carefully open valves.

7.	THIEF HATCHES

Open thief hatches carefully. Take note of wind direction and plan escape route in the event of fire of gas escape.

8.	HAZARD COMMUNICATION

Gaugers and Crude Oil Haulers shall be familiar with and comply with the Countrymark Crude Oil MSDS.

F. REGULATIONS

Purchaser, and its employees, agents, representatives, contractors and subcontractors are required to abide by all applicable Federal, State and Local regulations in regard to transporting Petroleum Crude Oil, a Flammable Liquid, including the Department of Transportation (49 CFR Parts 190-199 and/or 49 CFR Part 382) and shall have in effect a Drug and Alcohol Prevention Plan which, at a minimum, meets the requirements of those regulations.

Purchaser shall provide to the Company, upon request, a copy of its written Drug and Alcohol Prevention Plan for review.

G. TRAINING:

Purchaser responsible for ensuring that their employees are trained in accordance with applicable federal, state, or local safety and health regulations, and that such training is documented. Such documentation may be subject to review by the Company.

COUNTRYMARK COOPERATIVE LLP

CRUDE OIL TRUCK LOADING PROCEDURES

1. Your personal H2S monitor shall be worn on the outermost layer of clothing anytime you are out of your truck.

2. Check windsock for wind direction upon arriving at the production facility.

3. Connect the truck ground strap to the ground rod provided.

4. Where applicable, connect the truck vent line to the vapor collection system provided.

5. Connect the crude oil loading line to the loading connection provided.

6. Check to see if the tank number to be hauled matches the tank that is full and has an old and new seal attached. If it does not call the dispatcher for instructions.

7. Get the opening gauge from the tank to be hauled. Close thief hatch after getting gauge.

8. Check all other tank valves to insure they are closed. Open the valve on tank to be hauled, (take both old and new seals), open the loading line valve and the valves on the truck & trailer.

9. Engage the PTO for the pump and proceed with loading the oil at 850 RPM.

10. Check all fittings for any leaks.

11. Put all information possible onto the load manifest.

12. Keep a close watch on your equipment during the loading process.

13. When trailer is loaded bring motor down to an idle, shut valve on end of load line, loosen hose fitting at that valve to suck oil out of load hose, shut valve at the truck header, shut off truck pump, and close valves on trailer.

14. Shut valve on lease tank and install the new seal.

15. Disconnect loading hose, vent line and grounding cable and store on truck.

16. Get the closing gauge from the lease tank being hauled.

17. Ensure thief hatch is closed and latched.

18. Finish all information possible on the load manifest and leave the appropriate copy at the lease.

19. Proceed to unloading destination.